Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

RLI Corp.:

We consent to the incorporation by reference in the registration statements (Nos. 333-01637, 333-28625, 333-75251, 333-117714, 333-124450, 333-125354, and 333-166614) on Form S-8 of RLI Corp. of our reports dated February 28, 2012, with respect to the consolidated balance sheets of RLI Corp. and Subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of earnings and comprehensive earnings, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of RLI Corp.

Our report dated February 28, 2012, on the effectiveness of internal control over financial reporting as of December 31, 2011, contains an explanatory paragraph that states that RLI Corp. acquired Contractors Bonding and Insurance Company (CBIC) during 2011, and management excluded from its assessment of the effectiveness of RLI Corp.’s internal control over financial reporting as of December 31, 2011, CBIC’s internal control over financial reporting associated with total assets of $261 million and total gross premiums written of $36 million included in the consolidated financial statements of RLI Corp. and Subsidiaries as of and for the year ended December 31, 2011. Our audit of internal control over financial reporting of RLI Corp. also excluded an evaluation of the internal control over financial reporting of CBIC.

/s/ KPMG LLP

Chicago, Illinois
February 28, 2012

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